Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of January 26, 2012, by MetroCorp Bancshares, Inc. a Texas corporation (the “Employer”), and George M. Lee, an individual resident in Houston, Harris County, Texas (the “Executive”).

RECITALS

The Employer desires the Executive’s employment with the Employer, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this section 1.

“Agreement” — this Employment Agreement.

“Basic Compensation” — Salary and Benefits.

“Benefits” — as defined in Section 3.1(b).

“Board of Directors” — the Board of Directors of the Employer.

“Change of Control” — as defined in Section 6.4.

“Confidential Information” — any and all:

(a) trade secrets concerning the business and affairs of the Employer and its subsidiaries, financial records, management systems, policies or procedures, including the content of related forms and manuals, salary, bonuses and other personnel information, and any other information, however documented, that is a trade secret within the meaning of law of the State of Texas; and

(b) information concerning the business and affairs of the Employer and its subsidiaries (which include historical financial statements, financial projections and budgets, historical and projected income, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials however documented); and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or its subsidiaries containing or based, in whole or in part, on any information included in the foregoing.

“Disability” — as defined in Section 6.2.

“Effective Date” — shall be January 26, 2012.

“Employment Period” — the term of the Executive’s employment under this Agreement.

“Fiscal Year” — the Employer’s fiscal year, as it exists on the Effective Date or as changed from time to time.

“For Cause” — as defined in Section 6.3.

“Incentive Compensation” — as defined in Section 3.2.

“Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, join venture, estate, trust, association, organization, or governmental body.

“Proprietary Items” — as defined in Section 7.2(d).

“Restricted Stock Agreement” — An agreement whereby the Employer may issue shares of its common stock to Executive subject to restrictions under specified terms and conditions of said agreement.

“Salary” — as defined in Section 3.1(a).

“Stock Option Agreement” — An agreement providing for the grant of options by the Employer to the Executive to purchase shares of common stock of Employer under specified terms and conditions of said agreement.

2. EMPLOYMENT TERMS AND DUTIES

2.1 EMPLOYMENT

The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

2.2 TERM

Subject to the provisions of Section 6, the term of the Executive’s employment under this Agreement will be five (5) years, beginning on the Effective Date and ending on the fifth anniversary of the Effective Date.

2.3 DUTIES

The Executive will serve and hold the titles of Chief Executive Officer and President of Employer and will have the duties and authority normally commensurate with those positions. The Executive will also serve as Chief Executive Officer of MetroBank, N.A., a national banking association and wholly owned subsidiary of Employer (“MetroBank”) and Chairman of Metro United Bank, a California banking association and wholly owned subsidiary of Employer (“Metro United”). The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, including the business of its subsidiaries, MetroBank and Metro United, and will use his best efforts consistent with the industry standards to promote the success of the Employer’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. If the Executive is elected as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director or officer without additional compensation.

3. COMPENSATION

3.1	BASIC COMPENSATION

(a) Salary. The Executive will be paid an annual salary of $325,000.00, subject to adjustment as provided below (the “Salary”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board of Directors not less frequently than annually, and may be adjusted upward in the sole discretion of the Board of Directors, but in no event will the Salary be less than $325,000.00 per year. A performance review is to be conducted by the Compensation Committee of the Board of Directors no later than January of each year.

(b) Benefits, the Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”).

3.2 INCENTIVE COMPENSATION

The Executive will be provided with a formal Incentive Compensation Plan (“Incentive Compensation”) that allows Executive to earn up to 100% of Base Salary as Incentive Compensation based on certain predetermined performance measures set forth in such plan. Performance at expected or budgeted performance consistent with opportunities in the market place will result in Incentive Compensation of 50% of Base Salary, while maximum Incentive Compensation will be earned for superior performance results. The performance criteria may include, but not be limited to, EPS growth, asset growth, operating efficiency, return on equity, loan concentration, asset durability and overall performance evaluation by the Board of Directors.

3.3 EQUITY COMPENSATION

The Compensation Committee of the Board of Directors, pursuant to the Employer’s 2012 Stock Incentive Plan or any other equity incentive plan adopted by Employer’s shareholders, shall grant to Executive annually, based on the performance of Executive and Employer, (i) options to purchase 15,000 to 30,000 shares of Employer common stock, or (ii) 10,000 to 20,000 shares of restricted stock, or (iii) a combination of the amounts in clauses (i) and (ii), as determined by the Compensation Committee and the Board of Directors, pursuant to one or more Stock Option Agreements or Restricted Stock Agreements, as the case may be. In all events, Executive shall receive not less than 15,000 stock options, or 10,000 shares of restricted stock, or a combination of stock options and restricted stock based on such minimum amounts, per year during the term of this Agreement. Performance at expected or budgeted performance consistent with opportunities in the market place for a particular year will result in the award of 30,000 stock options, or 20,000 shares of restricted stock, or a combination of stock options and restricted stock based on such maximum amounts. At the sole discretion of the Employer, additional Stock Options and/or restricted shares may be granted. The performance criteria may include, but not be limited to EPS growth, asset growth, operating efficiency, return on equity, loan concentration, asset durability and overall performance evaluation by the Board of Directors. In the event of any conflict between the terms of this Agreement and any other oral or written representation regarding stock options or restricted stock, on the one hand, and the terms of the applicable Stock Option Agreement or Restricted Stock Agreement on the other hand, the terms of the applicable Stock Option Agreement or Restricted Stock Agreement shall govern. Moreover, upon termination of Executive’s employment, Employer has the option, but not the obligation, to repurchase any vested and unexercised options and/or restricted stocks granted pursuant to this Section 3.3.

4. FACILITIES AND EXPENSES

4.1	GENERAL

The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel, as the Employer deems necessary or appropriate for the performance of the Executive’s duties under this Agreement. The Employer will pay the Executive’s dues in such professional societies and organizations, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer’s policies. Provided that the Executive submits timely expense reports, Employer shall pay or reimburse such expenses no later than March 15 of the calendar year immediately following the calendar year in which the expenses are incurred.

4.2 AUTOMOBILE

The Employer will pay the Executive a $1,000.00 per month automobile allowance (to be paid bi-weekly in accordance with Employer’s normal payroll practices) during the term of the Executive’s employment. The Executive will own his own automobile, and maintain and insure it at his own expense, for his business use in connection with his employment under this Agreement. The Executive will at his own expense maintain liability insurance on any automobile used in connection with the Employer’s business. Executive will furnish proof of insurance to the Employer as requested by the Employer. Applicable federal income tax withholding on such automobile allowance will be deducted.

4.3 REIMBURSEMENTS AND IN-KIND BENEFITS

To the extent required by Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The rights to reimbursement or in-kind benefits provided under this Agreement are not subject to liquidation or exchange for another benefit.

5. VACATIONS AND HOLIDAYS

The Executive will be entitled to four (4) weeks paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays set forth in the Employer’s policies. Vacation days and holidays during any Fiscal Year that are not used by the Executive during such Fiscal Year may be carried forward in accordance with Employer’s policy. In addition to the four (4) weeks of paid vacation annually, the Executive will be granted a one month paid sabbatical as provided below. The first sabbatical period under this Agreement will be earned at the end of the three-year period ending on January 25, 2015. The second sabbatical period under this Agreement will be earned at the end of the two-year period ending on January 25, 2017. Upon the expiration of the term of this Agreement, Executive will be paid for any sabbatical days which have been earned but not yet taken.

6. TERMINATION

6.1 EVENTS OF TERMINATION

The Employment Period, the Executive’s Basic Compensation, and any and all other rights of the Executive under this agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

(a)	upon the death of the Executive;

(b)	upon the disability of the Executive (as defined in Section 6.2) immediately upon notice from either party to the other;

(c)	for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify;

(d)	upon the voluntary resignation by the Executive; or

(e)	on Change of Control (as defined in Section 6.4).

6.2 DEFINITION OF DISABILITY

For purpose of Section 6.1, the Executive will be deemed to have a “disability” if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive’s duties under this Agreement for 120 consecutive days, or 180 days during any twelve month period, as determined in accordance with this Section 6.2. A medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other will determine the disability of the Executive. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer under proper confidentiality safeguard of such determination and all supporting medical records. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead, under this Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

6.3 DEFINITION OF “FOR CAUSE”

For purposes of Section 6.1, the phrase “for cause” means: (a) the Executive’s material breach of this Agreement or failure to materially carry out the duties described in Section 2.3 and the Executive’s failure to cure such breach within a thirty days period after receipt of notification of such breach given by the board of directors; (b) the Executive’s failure to adhere to any written policy of Employer, MetroBank or Metro United if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the thirty-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, MetroBank or Metro United, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer, MetroBank or Metro United; (d) the Executive’s acting in a grossly negligent manner, or has engaged in reckless or willful misconduct with respect to Employer, MetroBank or Metro United which results or could have resulted in material harm to the standing of Employer, MetroBank or Metro United among customers, suppliers, employees and other business relationships; (e) the misappropriation (or attempted misappropriation) of any of the funds or property of Employer, MetroBank or Metro United; or (f) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to a felony or the equivalent thereof.

6.4 DEFINITION OF “CHANGE OF CONTROL”

For purposes of Section 6.1, the phrase “Change of Control” means the following:

(a)	the consummation of a transaction whereby MetroBank or the Employer shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of Employer);

(b)	MetroBank or the Employer sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other persons or entities (other than to a wholly-owned subsidiary of Employer); or

(c)	the total sale or dissolution of the Employer or MetroBank.

6.5 TERMINATION PAY

Effective upon the termination of this Agreement for the reasons set forth in this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.5, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer for termination pursuant to Section 6 hereof. For purposes of this Section 6.5, the Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive’s estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive’s personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in the capacity, or to locate or attempt to locate any beneficiary, personal representative or trustee.

(a) Termination by Change of Control. Upon the happening of a “Change of Control,” after the date of signing this Agreement, the Employer will pay the Executive (i) the Executive’s Salary for the remainder, if any, of the calendar month in which the Change of Control occurs, plus an additional payment in one lump sum equal to three years Salary, and (ii) an amount equal to the Executive’s Incentive Compensation for the previous Fiscal Year times three (3), payable in one lump sum. The payments described in the preceding sentence shall be made no later than March 15 of the calendar year immediately following the calendar year in which the Change of Control occurs. Immediately upon the occurrence of a Change of Control, all outstanding options to purchase common stock of Employer shall become fully vested and all restrictions on the full ownership of outstanding restricted stock shall be cancelled. In addition, if the Executive’s employment is terminated within twelve (12) months of a Change of Control, the Employer shall pay the premiums for the Executive’s continued participation in the life insurance plan of the Employer in which the Executive was entitled to participate prior to the date of termination for a period of two (2) years after such termination of employment, and the Employer shall pay the premiums for the Executive’s continued participation in the medical insurance plan of the Employer in which the Executive was entitled to participate prior to the date of termination until the earlier of (i) the expiration of two (2) years after such termination of employment, or (ii) the expiration of the Employer’s obligation to offer continued coverage under such plan under applicable law. The Employer’s payment of such premiums shall be taxable income to the Executive. Any reimbursements under this paragraph shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred. To the extent required by Section 409A of the Code, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The rights to reimbursement or in-kind benefits provided under this Agreement are not subject to liquidation or exchange for another benefit.

(b) Termination by the Employer for Cause or Voluntary Resignation by Executive. If the Employer terminates this Agreement for cause or the Executive voluntarily resigns, the Executive will be entitled to receive his Salary only through the date such termination is effective, and will not be entitled to any Incentive Compensation for the Fiscal Year during which such termination occurs or any subsequent Fiscal Year.

(c) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive’s disability, as determined under Section 6.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) three (3) consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Executive, at the same time and in the same manner as the Employer’s customary payroll practices. In addition, all outstanding options to purchase common stock of Employer shall fully vest and become exercisable within ninety (90) days following Executive’s termination due to disability and all restrictions on the full ownership of outstanding restricted stock issued pursuant to Restricted Stock Agreements shall be cancelled. Notwithstanding the foregoing, the payments under this paragraph shall be accelerated as necessary so that all such payments are completed no later than March 15 of the calendar year immediately following the calendar year in which Executive’s employment terminates.

(d) Termination upon Death. If this Agreement is terminated because of the Executive’s death, the Executive’s estate will be entitled to receive his Salary through the end of the calendar month in which his death occurs, and that part of the Executive’s Incentive Compensation, if any, for the Fiscal Year during which his death occurs, prorated through the end of the calendar month during which his death occurs. In addition, all outstanding options to purchase common stock of Employer shall fully vest and become exercisable by the

Executive’s estate within ninety (90) days following Executive’s death and all restrictions on the full ownership of outstanding restricted stock issued pursuant to Restricted Stock Agreements shall be cancelled. All payments under this paragraph shall be made no later than March 15 of the calendar year immediately following the calendar year in which Executive’s death occurs.

(e) Benefits. The Executive’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Executive will not receive, as part of his termination pay pursuant to this Section 6, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

(f) Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of the Executive’s “separation from service” (as defined under Section 409A) the Executive is a “specified employee” (as defined under Section 409A), then to the extent that any amount to which the Executive is entitled in connection with his separation from service is subject to Section 409A, payments of such amounts to which the Executive would otherwise be entitled during the six (6) month period following the separation from service will be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of the Executive’s death. The first sentence of this paragraph shall apply only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder. Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A. If any provision of this Agreement (or of any award of compensation) would cause the Executive to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Employer may reform such provision; provided that the Employer shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (ii) notify and consult with the Executive regarding such amendments or modifications prior to the effective date of any such change.

7. NON-DISCLOSURE COVENANT

7.1 ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that (a) during the Employment Period and as a part of his employment the Executive will be afforded access to Confidential Information; (b) public disclosure of such confidential Information could have an adverse effect on the Employer and its business; and (c) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of confidential Information.

7.2 AGREEMENT OF THE EXECUTIVE

In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement the Executive covenants as follows:

Confidentiality

(a) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(b) Any trade secret of the Employer will be entitled to all of the protections and benefits under the trade secret laws of the State of Texas and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submits proof of the economic value of any trade secret or posts a bond or other security.

(c) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive, any Confidential Information known to Executive prior to his employment hereunder or any Confidential Information required to be disclosed by legal process.

(d) The Executive will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

7.3 DISPUTES OR CONTROVERSIES

The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information maybe jeopardized. All pleading, documents, testimony, and records relating to any such adjudication during the pendency of such proceeding will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8. GENERAL PROVISIONS

8.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Section 7) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the Employer will not be obligated to post bond or other security in seeking such relief.

8.2 COVENANTS OF SECTION 7 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The Covenants by the Executive in Section 7 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenant, with specific regard to the nature of the business conducted by the Employer.

The Executive’s covenants in Section 7 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, will not excuse the Executive’s breach of any covenant in Section 7.

If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Section 7.

8.3 REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both; (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or nay be bound.

8.4 OBLIGATIONS CONTINGENT ON PERFORMANCE

The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder.

8.5 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.6 BINDING EFFECT, DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

8.7 NOTICES

All notices, consents, waiver, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written conformation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below.

If to Employer:

MetroCorp Bancshares, Inc. 9600 Bellaire Blvd., Suite 252 Houston, Texas 77036 Attention: Mr. Don J. Wang

If to Executive:

Mr. George M. Lee 9600 Bellaire Blvd., Suite 252 Houston, Texas 77036

8.8 ENTIRE AGREEMENT: AMENDMENTS

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

8.9 GOVERNING LAW

This Agreement will be governed by the laws of the State of Texas.

8.10 JURISDICTION

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District court for the Southern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

8.11 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

8.12 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.13 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

9. UNITED STATES TREASURY CAPITAL PURCHASE PROGRAM PAYMENT LIMITATIONS.

Notwithstanding anything in this Agreement to the contrary, in the event Employer has debt or equity securities issued and outstanding to the United States Department of Treasury (“Treasury”) pursuant to the Troubled Asset Relief Program Capital Purchase Program (“CPP”) of Treasury, any payments to the Executive shall be limited to the extent required under Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”), as implemented by guidance or regulation thereunder that has been issued and is in effect as of the closing date of the Company’s participation in the CPP (the “CPP Guidance”). The Executive agrees and consents to such amendments or waivers to this Agreement that may be necessary to comply with Section 111(b) of EESA and the CPP Guidance. This Section 9 shall be in effect only from the date of this Agreement until such time as Treasury no longer owns any debt or equity securities of the Company acquired pursuant to the CPP, except to the extent required by Section 111 of EESA.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER: METROCORP BANCSHARES, INC.

DATE: February 15, 2012	BY:	/s/ Don J. Wang
Don J. Wang
Chairman of the Board

EXECUTIVE:

DATE: February 15, 2012	BY:	/s/ George M. Lee
George M. Lee